Exhibit 99.1

Worthington Reports Fourth Quarter Fiscal 2023 Results

COLUMBUS, Ohio, June 28, 2023 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $1.2 billion and net earnings of $129.9 million, or $2.61 per diluted share, for its fiscal 2023 fourth quarter ended May 31, 2023. In the fourth quarter of fiscal 2022, the Company reported net sales of $1.5 billion and net earnings of $80.3 million, or $1.61 per diluted share. Results in both the current and prior year quarter were impacted by certain unique items, as summarized in the table below.

(U.S. dollars in millions, except per share amounts)

	4Q 2023		4Q 2022
	After-Tax	Per Share	After-Tax	Per Share
Net earnings	$129.9	$2.61	$80.3	$1.61
Impairment and restructuring charges (gains)	1.4	0.03	(1.8)	(0.03)
Separation costs	6.9	0.13	-	-
Sale-leaseback gain in equity income	(1.6)	(0.03)	-	-
Adjusted net earnings	$136.6	$2.74	$78.5	$1.58

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	4Q 2023	4Q 2022	12M 2023	12M 2022
Net sales	$1,228.9	$1,520.3	$4,916.4	$5,242.2
Operating income	122.6	65.4	212.4	329.3
Equity income	55.5	53.0	161.0	213.6
Net earnings	129.9	80.3	256.5	379.4
Earnings per diluted share	$2.61	$1.61	$5.19	$7.44

“We finished our fiscal year on a strong note delivering record earnings per share in the fourth quarter, led by an exceptional performance in our Steel Processing business,” said Andy Rose, President and CEO.  “Demand for most of our key end markets remained healthy with all business segments delivering solid cash flows and earnings despite some pockets of market softness.  I am very pleased with the way our teams have executed this year, and I want to thank all of our employees for their dedication and hard work as they continue to focus on improving and growing the Company while executing on our Worthington 2024 plan.”

Consolidated Quarterly Results

Net sales for the fourth quarter of fiscal 2023 were $1.2 billion, a decrease of $291.4 million, or 19%, from the comparable prior year quarter. The decrease was driven primarily by lower average selling prices in the Steel Processing business and to a lesser extent lower overall volumes.

Gross margin increased $76.6 million over the prior year quarter to $244.4 million, on higher direct spreads in Steel Processing which were partially offset by the impact of lower overall volumes. Direct spreads in Steel Processing benefitted from an estimated $74.9 million favorable swing from inventory holding losses in the prior year quarter to inventory holding gains in the current quarter.

Operating income was up $57.2 million over the prior year quarter to $122.6 million despite a $12.6 million headwind resulting from the combination of higher impairment and restructuring charges and incremental costs associated with the planned separation of the Company’s Steel Processing business (Worthington 2024). Excluding these items, operating income was up $69.7 million as the increase in gross margin was partially offset by higher SG&A expense, which was up $6.9 million due primarily to the net impact of acquisitions and divestitures as well as higher wages and benefits driven by continued inflationary pressures.

Net interest expense was $4.5 million in the current quarter, down $3.7 million from the prior year quarter due to higher interest income, and to a lesser extent, the impact of lower average debt levels associated with short-term borrowings.

Equity income from unconsolidated joint ventures increased $2.5 million over the prior year quarter as improvements at WAVE and ClarkDietrich were partially offset by lower equity income attributable to Serviacero and Artiflex, the latter which was divested in August 2022.

Income tax expense was $40.5 million in the current quarter compared to $25.0 million in the prior year quarter. The increase was driven by higher pre-tax earnings. Tax expense in the current quarter reflects an annual effective rate of 22.9% compared to 23.3% in the prior year.

Balance Sheet

Total debt was $692.8 million at quarter-end, down $51.8 million from May 31, 2022, on lower short-term borrowings. The Company ended fiscal 2023 with $454.9 million of cash, up $420.5 million over the prior fiscal year end on lower working capital levels, which were down $152.8 million primarily due to lower average steel prices, and higher dividends from unconsolidated joint ventures, which were up $140.8 million over fiscal 2022.

Quarterly Segment Results

Steel Processing’s net sales totaled $860.1 million, down $259.7 million, from the prior year quarter, driven by lower average direct selling prices and a slight decline in overall volume. Adjusted EBIT was up $79.7 million over the prior year quarter to $96.2 million due to a $76.5 million increase in operating income, which was partially offset by a decrease of $2.7 million in equity income attributable to Serviacero. Operating income in the current quarter was negatively impacted by a $1.8 million non-cash impairment charge, unfavorable by $4.1 million to the net restructuring gain included in the prior year quarter. Excluding these items, operating income was up $80.5 million, driven primarily by higher direct spreads, which benefitted from an estimated $74.9 million favorable swing from inventory holding losses of $42.3 million in the prior year quarter compared to inventory holding gains of $32.6 million in the current year quarter. The mix of direct versus toll tons processed was 57% to 43% in the current quarter, compared to 56% to 44% in the prior year quarter.

Consumer Products’ net sales totaled $181.2 million, down 3%, or $5.0 million, from the prior year quarter due to lower volume, partially offset by contributions from Level5® Tools, LLC following its acquisition on June 1, 2022. Adjusted EBIT was down $3.8 million in the current quarter to $25.7 million, on the unfavorable impact of lower volumes and higher SG&A expense.

Building Products’ net sales totaled $142.2 million, down 18%, or $30.8 million, from the prior year quarter, as the impact of lower volume more than offset a favorable shift in product mix. Adjusted EBIT decreased $4.4 million from the prior year quarter to $59.2 million as the combination of lower volume and higher manufacturing expenses drove a $10.2 million decrease in operating income, which was partially offset by a $6.0 million increase in equity income. Equity income for the current quarter totaled $49.6 million, with equity income attributable to WAVE and ClarkDietrich increasing $3.5 million and $2.5 million, respectively, compared to the prior year quarter.

Sustainable Energy Solutions’ net sales totaled $45.4 million, up 9.9%, or $4.1 million, from the prior year quarter, primarily due to higher average selling prices, partially offset by an unfavorable change in product mix. Adjusted EBIT was $2.6 million, favorable by $4.3 million compared to the loss in the prior year quarter, as higher average selling prices drove margin improvements despite continued inflationary pressure.

Worthington 2024

On September 29, 2022, the Company announced that its Board of Directors approved a plan to pursue a separation of the Company’s Steel Processing business which it expects to complete by early 2024. This plan is referred to as “Worthington 2024.” Worthington 2024 will result in two independent, publicly traded companies that are more specialized and fit-for-purpose, with enhanced prospects for growth and value creation. Worthington plans to effect the separation via a distribution of stock of the Steel Processing business, which is intended to be tax-free to shareholders for U.S. federal income tax purposes. A dedicated area of the Company’s website has been established with more information and will be regularly updated as new details become available at www.WorthingtonIndustries.com/W24.

Recent Developments

On June 28, 2023, Worthington’s Board of Directors declared a quarterly dividend of $0.32 per share payable on September 29, 2023, to shareholders of record on September 15, 2023, a 3% increase or $0.01 per share.

Outlook

“We are very well positioned heading into our new fiscal year.  We have solid growth strategies and a strong balance sheet, both of which create opportunities for us regardless of economic conditions,” Rose said.  “We continue to make good progress on our Worthington 2024 plan, which will create two, distinct market leading companies that will generate long-term value for our shareholders, and we remain on-track to complete the separation by early calendar 2024.”

Conference Call

Worthington will review fiscal 2023 fourth quarter results during its quarterly conference call on June 29, 2023, at 9:00 a.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company pursuing its vision to be the transformative partner to its customers, a positive force for its communities and earn exceptional returns for its shareholders. For over six decades, the Company has been delivering innovative solutions to customers spanning industries such as automotive, energy, retail and construction. Worthington is North America’s premier value-added steel processor and producer of laser welded solutions and electrical steel laminations that provide lightweighting, safety critical and emission reducing components to the mobility market. Through on-board fueling systems and gas containment solutions, Worthington serves the growing global hydrogen ecosystem. The Company’s focus on innovation and manufacturing expertise extends to market-leading consumer products in tools, outdoor living and celebrations categories, sold under brand names, Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International®, Hawkeye™ and Level5®; as well as market leading building products, including water systems, heating & cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories.

Headquartered in Columbus, Ohio, Worthington operates 52 facilities in 15 states and nine countries, sells into over 90 countries and employs approximately 9,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and transform, Worthington is committed to providing better solutions for customers and bettering the communities where it operates by reducing waste, supporting community-based non-profits and developing the next generations of makers.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto (such as fiscal stimulus packages, quarantines, shut downs and other restrictions on travel and commercial, social or other activities) on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the intended separation of the Company’s Steel Processing business (the “Separation”); the timing and method of the Separation; the anticipated benefits of the Separation; the expected financial and operational performance of, and future opportunities for, each of the two independent, publicly-traded companies following the Separation; the tax treatment of the Separation transaction; the leadership of each of the two independent, publicly-traded companies following the Separation; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Forward-looking statements may be characterized by terms such as “believe,” “expect,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “positioned,” “strategy,” “targets,” “aims,” “seek,” “foresee” and similar expressions. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: obtaining final approval of the Separation by the Worthington Industries, Inc. Board of Directors; the uncertainty of obtaining regulatory approvals in connection with the Separation, including rulings from the Internal Revenue Service; the ability to satisfy the necessary closing conditions to complete the Separation on a timely basis, or at all; the Company’s ability to successfully separate the two independent companies and realize the anticipated benefits of the Separation; the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets, including recent bank failures, inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of the COVID-19 pandemic and Russia’s invasion of Ukraine); effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages (especially in light of the COVID-19 pandemic), interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, as well as potential adverse impacts as a result of the Inflation Reduction Act of 2022, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability considerations or regulations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Act of 2021, and the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effects of tax laws in the United States and potential changes for such laws, which may increase the Company’s costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the filings of Worthington Industries, Inc. with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Annual Report on Form 10-K of Worthington Industries, Inc. for the fiscal year ended May 31, 2022.

It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Any forward-looking statements in this news release are based on current information as of the date of this news release and the Company assumes no obligation to correct or update any such statements in the future, except as required by applicable law.

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2023	2022	2023	2022
Net sales	$1,228,864	$1,520,305	$4,916,392	$5,242,219
Cost of goods sold	984,496	1,352,582	4,253,080	4,527,403
Gross margin	244,368	167,723	663,312	714,816
Selling, general and administrative expense	111,554	104,642	428,872	399,568
Impairment of long-lived assets	1,800	-	2,596	3,076
Restructuring and other income, net	(13)	(2,314)	(4,571)	(17,096)
Separation costs	8,455	-	24,048	-
Operating income	122,572	65,395	212,367	329,268
Other income (expense):
Miscellaneous income (expense)	1,127	651	(1,227)	2,714
Interest expense, net	(4,514)	(8,167)	(26,759)	(31,337)
Equity in net income of unconsolidated affiliates	55,492	53,041	160,987	213,641
Earnings before income taxes	174,677	110,920	345,368	514,286
Income tax expense	40,514	24,963	76,198	115,022
Net earnings	134,163	85,957	269,170	399,264
Net earnings attributable to noncontrolling interests	4,260	5,705	12,642	19,878
Net earnings attributable to controlling interests	$129,903	$80,252	$256,528	$379,386

Basic
Weighted average common shares outstanding	48,643	48,780	48,566	49,940
Earnings per share attributable to controlling interest	$2.67	$1.65	$5.28	$7.60

Diluted
Weighted average common shares outstanding	49,779	49,701	49,386	50,993
Earnings per share attributable to controlling interest	$2.61	$1.61	$5.19	$7.44

Common shares outstanding at end of period	48,659	48,380	48,659	48,380

Cash dividends declared per share	$0.31	$0.28	$1.24	$1.12

CONSOLIDATED BALANCE SHEETS WORTHINGTON INDUSTRIES, INC. (In thousands)

	May 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$454,946	$34,485
Receivables, less allowances of $3,383 and $1,292 at May 31, 2023
and May 31, 2022, respectively	692,887	857,493
Inventories
Raw materials	264,568	323,609
Work in process	183,248	255,019
Finished products	160,152	180,512
Total inventories	607,968	759,140
Income taxes receivable	4,198	20,556
Assets held for sale	3,381	20,318
Prepaid expenses and other current assets	104,957	93,661
Total current assets	1,868,337	1,785,653
Investment in unconsolidated affiliates	252,591	327,381
Operating lease assets	99,967	98,769
Goodwill	414,820	401,469
Other intangible assets, net of accumulated amortization of $107,167 and
$93,973 at May 31, 2023 and May 31, 2022, respectively	314,226	299,017
Other assets	25,323	34,394
Property, plant and equipment:
Land	49,697	51,483
Buildings and improvements	308,669	303,269
Machinery and equipment	1,263,962	1,196,806
Construction in progress	45,165	59,363
Total property, plant and equipment	1,667,493	1,610,921
Less: accumulated depreciation	991,839	914,581
Total property, plant and equipment, net	675,654	696,340
Total assets	$3,650,918	$3,643,023

Liabilities and equity
Current liabilities:
Accounts payable	$528,920	$668,438
Short-term borrowings	2,813	47,997
Accrued compensation, contributions to employee benefit plans and related taxes	93,810	117,530
Dividends payable	18,330	15,988
Other accrued items	53,362	70,125
Current operating lease liabilities	12,608	11,618
Income taxes payable	7,451	300
Current maturities of long-term debt	264	265
Total current liabilities	717,558	932,261
Other liabilities	113,286	115,991
Distributions in excess of investment in unconsolidated affiliate	117,297	81,149
Long-term debt	689,718	696,345
Noncurrent operating lease liabilities	89,982	88,183
Deferred income taxes	101,449	115,132
Total liabilities	1,829,290	2,029,061
Shareholders' equity - controlling interest	1,696,011	1,480,752
Noncontrolling interests	125,617	133,210
Total equity	1,821,628	1,613,962
Total liabilities and equity	$3,650,918	$3,643,023

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2023	2022	2023	2022
Operating activities:
Net earnings	$134,163	$85,957	$269,170	$399,264
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	28,292	28,248	112,800	98,827
Impairment of long-lived assets	1,800	-	2,596	3,076
Provision for (benefit from) deferred income taxes	4,670	5,839	(15,528)	19,175
Bad debt expense (income)	(1,678)	63	2,108	959
Equity in net income of unconsolidated affiliates, net of distributions	(4,545)	(30,487)	79,870	(113,583)
Net loss (gain) on sale of assets	530	(2,320)	(4,458)	(16,150)
Stock-based compensation	5,420	4,141	19,178	16,100
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(17,386)	4,123	143,089	(151,328)
Inventories	(6,843)	111,323	160,116	(118,490)
Accounts payable	45,089	(38,737)	(150,400)	12,230
Accrued compensation and employee benefits	10,206	23,576	(23,226)	(29,348)
Income taxes payable	7,450	(4,490)	7,150	(5,977)
Other operating items, net	22,066	(22,398)	22,899	(44,643)
Net cash provided by operating activities	229,234	164,838	625,364	70,112

Investing activities:
Investment in property, plant and equipment	(17,651)	(22,796)	(86,366)	(94,600)
Purchase of noncontrolling interest in WSP - Taylor	-	(6,811)	-	(6,811)
Investment in non-marketable equity securities	(500)	-	(770)	-
Acquisitions, net of cash acquired	-	548	(56,088)	(376,713)
Net proceeds from the sale of investment in ArtiFlex	-	-	35,795	-
Proceeds from sale of assets, net of selling costs	108	4,032	35,653	39,936
Net cash used by investing activities	(18,043)	(25,027)	(71,776)	(438,188)

Financing activities:
Net proceeds from (repayments of) short-term borrowings	(791)	(63,912)	(45,183)	41,726
Principal payments on long-term obligations	(776)	(11)	(6,685)	(565)
Proceeds from issuance of common shares, net of tax withholdings	1,631	236	(1,780)	(6,280)
Payments to noncontrolling interests	(8,475)	(19,724)	(20,235)	(35,160)
Repurchase of common shares	-	(52,406)	-	(180,248)
Dividends paid	(15,078)	(13,833)	(59,244)	(57,223)
Net cash used by financing activities	(23,489)	(149,650)	(133,127)	(237,750)
Increase (decrease) in cash and cash equivalents	187,702	(9,839)	420,461	(605,826)
Cash and cash equivalents at beginning of period	267,244	44,324	34,485	640,311
Cash and cash equivalents at end of period	$454,946	$34,485	$454,946	$34,485

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also presents certain non-GAAP financial measures including adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted net earnings per diluted share attributable to controlling interest, and for purposes of evaluating segment performance, adjusted earnings before interest and taxes attributable to controlling interest (“adjusted EBIT”) and adjusted earnings before interest, taxes, depreciation and amortization attributable to controlling interest (“adjusted EBITDA”). These non-GAAP financial measures typically exclude impairment and restructuring charges (gains), but may also exclude other items that management believes are not reflective of, and thus should not be included when evaluating the performance of the Company’s ongoing operations. Management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation and believes these non-GAAP financial measures provide useful information to investors because they provide additional perspective of the performance of the Company’s ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in the Company’s businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides a reconciliation to adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the three months ended May 31, 2023 and 2022.

	Three Months Ended May 31, 2023
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$122,572	$174,677	$40,514	$129,903	$2.61
Impairment of long-lived assets	1,800	1,800	(405)	1,395	0.03
Restructuring and other income, net	(13)	(13)	(25)	(38)	-
Separation costs(2)	8,455	8,455	(1,565)	6,890	0.13
Sale-leaseback gain in equity income(3)	-	(2,063)	472	(1,591)	(0.03)
Non-GAAP	$132,814	$182,856	$42,037	$136,559	$2.74

	Three Months Ended May 31, 2022
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$65,395	$110,920	$24,963	$80,252	$1.61
Restructuring and other income, net	(2,314)	(2,314)	570	(1,847)	(0.03)
Non-GAAP	$63,081	$108,606	$24,393	$78,405	$1.58

The following provides a reconciliation to adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the twelve months ended May 31, 2023 and 2022.

	Twelve Months Ended May 31, 2023
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$212,367	$345,368	$76,198	$256,528	$5.19
Impairment of long-lived assets	2,596	2,596	(568)	1,913	0.04
Restructuring and other income, net	(4,571)	(4,571)	623	(2,098)	(0.04)
Separation costs(2)	24,048	24,048	(5,507)	18,541	0.38
Pension settlement charge(4)	-	4,774	(1,093)	3,681	0.07
Loss on sale of investment in ArtiFlex(5)	-	16,059	(3,678)	12,381	0.25
Sale-leaseback gain in equity income(3)	-	(2,063)	472	(1,591)	(0.03)
Non-GAAP	$234,440	$386,211	$85,949	$289,355	$5.86

	Twelve Months Ended May 31, 2022
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$329,268	$514,286	$115,022	$379,386	$7.44
Impairment of long-lived assets	3,076	3,076	(450)	1,486	0.03
Restructuring and other income, net	(17,096)	(17,096)	2,598	(8,572)	(0.17)
Non-GAAP	$315,248	$500,266	$112,874	$372,300	$7.30

______________________

(1)	Excludes the impact of the noncontrolling interests.
(2)	Reflects direct and incremental costs incurred in connection with the anticipated tax-free spin-off of the Company’s Steel Processing business, including audit, advisory, and legal costs and one-time costs to stand-up separate corporate functions.
(3)	During the three months ended May 31, 2023, our unconsolidated engineered cabs joint venture, Taxi Workhorse, recognized a pre-tax gain of $10,315 related to a sale-leaseback transaction. Our portion of this gain, which is recorded in equity income, was $2,063.
(4)	During August of 2023 the Company completed a pension lift-out transaction to transfer a portion of the total projected benefit obligation of The Gerstenslager Company Bargaining Unit Employees' Pension Plan to a third-party insurance company, resulting in a non-cash settlement charge of $4,774 to accelerate a portion of the overall deferred pension cost.
(5)	On August 3, 2022, the Company sold its 50% noncontrolling equity investment in ArtiFlex Manufacturing, LLC, resulting in a pre-tax loss of $16,059 during fiscal 2023.

To further assist in the analysis of segment results for the periods presented, the following volume and net sales information for the three and twelve months ended May 31, 2023 and 2022 has been provided along with a reconciliation of adjusted EBIT and adjusted EBITDA to the most comparable GAAP measure, which is operating income for purposes of measuring segment profit:

	Three Months Ended May 31, 2023

	Steel	Consumer	Building	Sustainable
	Processing	Products	Products	Energy Solutions	Other	Consolidated
Volume (tons/units)	1,025,075	20,109,755	2,747,620	162,894	n/a	n/a
Net Sales	$860,062	$181,175	$142,189	$45,438	n/a	$1,228,864

Operating income (loss)	$93,335	$25,793	$9,662	$2,427	$(8,645)	$122,572
Impairment of long-lived assets	1,800	-	-	-	-	1,800
Restructuring and other (income) expense	-	7	(20)	-	-	(13)
Separation costs	-	-	-	-	8,455	8,455
Adjusted operating income (loss)	95,135	25,800	9,642	2,427	(190)	132,814
Miscellaneous income (expense), net	1,126	(103)	(79)	181	2	1,127
Equity in net income of unconsolidated affiliates(1)	4,234	-	49,618	-	(423)	53,429
Less: Net earnings attributable to noncontrolling interests	4,260	-	-	-	-	4,260
Adjusted EBIT	96,235	25,697	59,181	2,608	(611)	183,110
Depreciation and amortization	16,407	4,059	4,610	1,697	1,519	28,292
Adjusted EBITDA	$112,642	$29,756	$63,791	$4,305	$908	$211,402

Adjusted EBIT margin	11.2%	14.2%	41.6%	5.7%	NM	14.9%
Adjusted EBITDA margin	13.1%	16.4%	44.9%	9.5%	NM	17.2%

______________________

(1)	Excludes a pre-tax gain of $2,063 within Other related to a sale-leaseback transaction at our unconsolidated engineered cabs joint venture, Taxi Workhorse, during the three months ended May 31, 2023.

	Three Months Ended May 31, 2022
	Steel	Consumer	Building	Sustainable Energy
	Processing	Products	Products	Solutions	Other	Consolidated
Volume (tons/units)	1,042,465	22,008,912	3,469,962	181,026	n/a	n/a
Net Sales	$1,119,808	$186,212	$172,945	$41,335	$5	$1,520,305

Operating income (loss)	$16,877	$29,734	$19,834	$(1,756)	$706	$65,395
Restructuring and other (income), net	(2,281)	-	-	-	(33)	(2,314)
Adjusted operating income (loss)	14,596	29,734	19,834	(1,756)	673	63,081
Miscellaneous income (expense), net	827	(245)	99	80	(110)	651
Equity in net income of unconsolidated affiliates	6,922	-	43,634	-	2,485	53,041
Less: Net earnings attributable to noncontrolling interests(2)	5,809	-	-	-	-	5,809
Adjusted EBIT	16,536	29,489	63,567	(1,676)	3,048	110,964
Depreciation and amortization	17,291	3,136	4,292	1,611	1,918	28,248
Adjusted EBITDA	$33,827	$32,625	$67,859	$(65)	$4,966	$139,212

Adjusted EBIT margin	1.5%	15.8%	36.8%	-4.1%	NM	7.3%
Adjusted EBITDA margin	3.0%	17.5%	39.2%	-0.2%	NM	9.2%

______________________

(2)	Excludes the noncontrolling interest portion of restructuring charges of $104.

	Twelve Months Ended May 31, 2023
	Steel	Consumer	Building	Sustainable Energy
	Processing	Products	Products	Solutions	Other	Consolidated
Volume (tons/units)	3,842,828	78,234,587	10,532,434	573,853	n/a	n/a
Net Sales	$3,497,896	$686,319	$586,059	$146,118	n/a	$4,916,392

Operating income (loss)	$123,691	$78,039	$36,754	$718	$(26,835)	$212,367
Impairment of long-lived assets	2,112	-	484	-	-	2,596
Restructuring and other (income) expense	(4,204)	213	597	-	(1,177)	(4,571)
Separation costs	-	-	-	-	24,048	24,048
Adjusted operating income (loss)	121,599	78,252	37,835	718	(3,964)	234,440
Miscellaneous income (expense), net(3)	3,270	(205)	349	199	(66)	3,547
Equity in net income of unconsolidated affiliates(4)(5)	7,725	-	166,427	-	831	174,983
Less: Net earnings attributable to noncontrolling interests(6)	10,908	-	-	-	-	10,908
Adjusted EBIT	121,686	78,047	204,611	917	(3,199)	402,062
Depreciation and amortization	66,383	15,734	17,856	6,319	6,508	112,800
Adjusted EBITDA	$188,069	93,781	222,467	7,236	3,309	514,862

Adjusted EBIT margin	3.5%	11.4%	34.9%	0.6%	NM	8.2%
Adjusted EBITDA margin	5.4%	13.7%	38.0%	5.0%	NM	10.5%

______________________

(3)	Excludes within Other, the pre-tax settlement charge of $4,774 related to the pension lift-out transaction discussed above.
(4)	Excludes within Other, the pre-tax loss of $16,059 related to the sale of our investment in ArtiFlex discussed above.
(5)	Excludes within Other, the pre-tax gain of $2,063 related to a sale-leaseback transaction at Workhorse discussed above.
(6)	Excludes the noncontrolling interest portion of impairment of long-lived assets and restructuring gains of $1,734.

	For the Twelve Months Ended May 31, 2022
	Steel	Consumer	Building	Sustainable Energy
	Processing	Products	Products	Solutions	Other	Consolidated
Volume (tons/units)	4,170,931	82,393,013	11,707,258	610,811	n/a	n/a
Net Sales	$3,933,021	$636,478	$541,757	$130,954	$9	$5,242,219

Operating income (loss)	$199,120	$94,378	$39,905	$(6,157)	$2,022	$329,268
Impairment of long-lived assets	3,076	-	-	-	-	3,076
Restructuring and other income, net	(14,480)	-	(35)	(143)	(2,438)	(17,096)
Adjusted operating income (loss)	$187,716	$94,378	$39,870	$(6,300)	$(416)	$315,248
Miscellaneous income (expense), net	862	(76)	240	64	1,624	2,714
Equity in net income of unconsolidated affiliates	29,787	-	176,498	-	7,356	213,641
Less: Net earnings attributable to noncontrolling interests(7)	15,093	-	-	-	-	15,093
Adjusted EBIT	203,272	94,302	216,608	(6,236)	8,564	516,510
Depreciation and amortization	55,771	12,736	16,294	6,554	7,472	98,827
Adjusted EBITDA	$259,043	$107,038	$232,902	$318	$16,036	$615,337

Adjusted EBIT margin	5.2%	14.8%	40.0%	-4.8%	NM	9.9%
Adjusted EBITDA margin	6.6%	16.8%	43.0%	0.2%	NM	11.7%

______________________

(7)	Excludes the noncontrolling interest portion of impairment and restructuring gains of $4,785.

The following tables outlines our equity income (loss) by unconsolidated affiliate for the periods presented:

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2023	2022	2023	2022
WAVE	$24,252	$20,755	$85,933	$87,426
ClarkDietrich	25,366	22,879	80,494	89,072
Serviacero Worthington	4,234	6,922	7,725	29,787
ArtiFlex(1)	-	2,806	(13,700)	7,590
Workhorse	1,641	(321)	535	(234)
Total equity income	$55,493	$53,041	$160,987	$213,641

______________________

(1)	On August 3, 2022, the Company sold its 50% interest in ArtiFlex.

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com